Exhibit 99.1

American Shared Hospital Services Reports Fourth Quarter and Full Year 2025 Financial Results

Announces Seven Year Extension of Proton Therapy Lease Agreement with Orlando Health Through 2033

Conference Call Scheduled for 12:00 PM ET Today

SAN FRANCISCO, CA, March 31, 2026 – American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of stereotactic radiosurgery equipment and advanced radiation therapy cancer treatment services through its equipment leasing and direct patient care services segments, today announced financial results for the fourth quarter ended December 31, 2025.

Key Financial Highlights: Full Year 2025

●	Total revenue: $28.1 million, compared with $28.3 million in 2024
●	Net loss attributable to American Shared Hospital Services: $(1.6) million, or $(0.23) per diluted share, compared with net income of $2.2 million, or $0.33 per diluted share, in 2024
●	LINAC revenue: $11.5 million, up 35.4% year-over-year
●	Gamma Knife revenue: $9.2 million, down 5.5% year-over-year
●	Proton Beam Radiation Therapy (“PBRT”) revenue: $7.4 million, down 26.0% year-over-year

Key Financial Highlights: Fourth Quarter 2025

●	LINAC treatment volumes remained strong, supported by the Company’s three stand-alone radiation therapy treatment centers in Rhode Island and the radiation therapy treatment center in Puebla, Mexico.
●	Direct patient care services continued to represent the majority of total revenue, reflecting the Company’s strategic expansion of its direct patient care segment
●	Same-center Gamma Knife procedure volumes improved following equipment upgrades at three sites.
●	The Company completed the upgrade of its Gamma Knife unit in Lima, Peru to the Esprit platform, expanding treatment capabilities to support future patient growth.
●	The Company ended the quarter with eight domestic medical equipment leasing agreements and six direct patient care service centers operating in the United States and Latin America.

Gary Delanois, Chief Executive Officer, stated, “2025 was a year of transition and operational expansion for American Shared Hospital Services. We successfully integrated the Rhode Island radiation therapy treatment centers and completed the first full year of operations at our radiation therapy treatment center in Puebla, Mexico. These facilities significantly expanded our direct patient care services footprint and contributed to growth in LINAC treatment volumes. We successfully navigated through key Radiation Oncologist recruitment initiatives and fluctuating treatment volumes, while also improving our revenue cycle management infrastructure. While the leasing segment experienced headwinds from the expiration of three Gamma Knife agreements and lower proton therapy volumes, we continued to see encouraging growth at our existing treatment sites. Same-center Gamma Knife procedures increased during the year following technology upgrades that allow us to treat a broader range of diagnoses.”

“We are extremely pleased to announce a seven-year lease extension with Orlando Health, Inc., for our Proton Beam Radiation Therapy System, a valued partner in advancing access to cutting-edge cancer care. Our longstanding partnership of over two decades with Orlando Health highlights the long-term nature of the Company’s relationships and reflects the ongoing collaboration between the two organizations in delivering advanced cancer treatment services utilizing proton beam radiation therapy technology.”

“Looking ahead, we remain focused on optimizing operations at our existing centers, expanding patient access to advanced radiation therapy treatment options, and pursuing strategic opportunities that strengthen both our equipment leasing and direct patient care services segments.”

Ray Stachowiak, Executive Chairman, stated, “We remain focused on strengthening our partnerships, expanding clinical capacity, and driving long-term growth. Our strategic shift toward direct patient care services strengthens our long-term growth potential and creates more stable revenue streams. We are also excited about the new business development initiatives that we have in place to drive continued momentum and growth. Our Certificate of Need approvals for the first radiation therapy treatment center in Bristol, Rhode Island, where permitting activities are underway and a proton beam radiation therapy treatment center in Johnston, Rhode Island, put us on track to further expand our Rhode Island footprint and growth potential. These efforts, combined with momentum in our Rhode Island operations and our growing international business, position us well to deliver value to patients, partners, and shareholders in 2026 and beyond.”

Scott Frech, Chief Financial Officer, stated, “We remain focused on driving revenue growth and anticipate additional contributions from the new Esprit at our Guadalajara, Mexico Gamma Knife center. Additionally, we are proactively optimizing our balance sheet and strategic flexibility with ongoing discussions with our lender. Additionally, our market value highlights a steep discount to our underlying shareholders' equity of $3.66 per share.”

Segment Performance

Direct Patient Care Services

During the fourth quarter of 2025, the Company’s direct patient care services segment continued to benefit from the expanded network of stand-alone radiation therapy centers. The Rhode Island centers and the Puebla, Mexico center operated throughout the quarter and experienced increased patient volumes.

Operations during the fourth quarter of 2025 also reflected the completion of the Gamma Knife Esprit upgrade at the Company’s facility in Lima, Peru. This positions the center for improved treatment capabilities and expanded patient access and growth going forward.

Revenue from direct patient care services increased 23.7% year over year, driven by the first full year of operations from three radiation therapy centers in Rhode Island and the Company’s radiation therapy center in Puebla, Mexico, which began treating patients in July 2024.

LINAC treatment sessions totaled 28,147 in full year 2025, compared with 14,662 in full year 2024.

Medical Equipment Leasing

In the fourth quarter of 2025, the leasing segment reflected the impact of recent Gamma Knife agreement expirations, which reduced the number of active leasing sites compared with the prior year. However, the Company experienced improved same-center procedure volumes at certain existing sites following equipment upgrades that expanded treatment capabilities.

Proton beam radiation therapy procedures in the fourth quarter of 2025 continued to reflect what the Company believes are normal cyclical fluctuations in patient volumes, consistent with trends experienced earlier in 2025.

For the full year 2025, leasing revenue declined year-over-year due primarily to the expiration of three Gamma Knife agreements and lower PBRT volumes. Gamma Knife procedures declined 13.6% compared with the prior year. However, same-center procedures increased 11.3%, supported by equipment upgrades that expanded treatment capabilities.

PBRT procedures totaled 4,056 in fiscal year 2025, compared with 5,139 in fiscal year 2024, reflecting what the Company believes are normal cyclical fluctuations in treatment volumes that the healthcare industry experiences from time to time.

Financial Results for the Three Months Ended December 31, 2025

For the three months ended December 31, 2025, revenue decreased 14.8% to $7.7 million compared to $9.1 million in the prior year period, driven by the expiration of three Gamma Knife agreements and lower PBRT volumes.

Revenue from the Company’s direct patient care services segment represented 63% of total sales in Q4 2025 compared to 52% in the prior year period. Direct patient care services revenue was $4.9 million for Q4 2025, an increase of 2.6% from the same period in the prior year, primarily driven by increased procedures at our new radiation therapy treatment center in Puebla, Mexico.

Revenue from the medical equipment leasing segment decreased 33.9% to $2.9 million for Q4 2025 compared to $4.2 million in the prior year period due to lower PBRT volumes and the expiration of three Gamma Knife contracts.

Gross margin was $906,000 or 12% in Q4 2025, compared to 35% or $3.2 million in Q4 2024, due to lower treatment volumes and increased operating costs driven by the shift to direct patient care services, which have lower margins compared to the equipment leasing segment.

Net loss attributable to American Shared Hospital Services decreased for Q4 2025 to a loss of $631,000or $0.09 per share compared to a net loss of $1.3 million or $0.20 per diluted share for Q4 2024.

Adjusted EBITDA, a non-GAAP financial measure, was $868,000 for Q4 2025, compared to $3.8 million in Q4 2024.

Financial Results for the Twelve Months Ended December 31, 2025

For the twelve months ended December 31, 2025, revenue decreased 0.9% to $28.1 million compared to revenue of $28.3 million for the full year 2024.

Revenue from the Company’s direct patient care services segment increased 23.7% to $15.5 million for the full year 2025 compared to $12.6 million from the same period in the prior year, primarily due to revenue generated by the Rhode Island centers and our new center in Puebla, Mexico.

Revenue from the Company’s equipment leasing segment was $12.6 million for the full year 2025 compared to $15.6 million for the full year 2024 due to lower Gamma Knife volumes, driven by the expiration of three customer contracts since the fourth quarter of 2024, and lower PBRT volumes.

Gross margins for the full year 2025 were 18% or $5.1 million, compared to 32% or $9.2 million for the full year 2024 primarily due to increased operating costs driven by the shift to direct patient care services, which have lower margins compared to the equipment leasing segment.

Net loss attributable to American Shared Hospital Services for the full year 2025 was $1.6 million or $0.23 per share, compared to net income of $2.2 million or $0.33 per diluted share for the full year 2024 which was primarily due to the $3.8 million bargain purchase gain generated from the Company’s acquisition of 60% of the membership interests of the Rhode Island centers and net income from the Rhode Island centers.

Adjusted EBITDA, a non-GAAP financial measure, was $5.5 million for the full year 2025, compared to $8.9 million for the full year 2024.

Balance Sheet Highlights

As of December 31, 2025, the Company had $3.7 million in cash and cash equivalents, including restricted cash, compared with $11.3 million at December 31, 2024. The decrease in cash was driven by $7.5 million in capital expenditures and reflects capital investments in the Rhode Island centers, international operations, and other strategic initiatives. Despite the decrease in cash, the Company is focused on strengthening operating cash flow, managing capital expenditures prudently, and enhancing overall liquidity to support ongoing operations and growth initiatives.

As of December 31, 2025, total current portion of long-term debt, net was approximately $17.3 million, primarily related to the Company’s credit facility with its lender. Certain financial covenants under the credit facility were not met as of December 31, 2025. The Company is engaged in constructive discussions with its lender to secure waivers and/or amendments to align the debt structure with the Company’s evolving business needs.

American Shared Hospital Services’ shareholders' equity (excluding non-controlling interests) was $24.0 million or $3.66 per outstanding share, compared to $25.2 million or $3.92 per outstanding share at December 31, 2024.

Conference Call

The Company will hold a conference call to discuss its fourth quarter and full year 2025 financial results today at 12:00 pm ET.

Teleconference and Webcast Information

To participate, domestic callers may dial 1-844-413-3972 and international callers may dial 1-412-317-5776 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call.

A simultaneous webcast of the call may be accessed through the Company's website, www.ashs.com or directly:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=QqZruHXQ

A replay of the call will be available at 1-855-669-9658 or 1-412-317-0088, access code 6331493, through April 7, 2026. The call will also be available for replay on the Company’s website at www.ashs.com.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (AMS) is a leading provider of turnkey solutions to cancer treatment centers, health systems, and cancer networks in North and South America. The Company works closely with its partners to develop and grow their cancer service lines and provide integrated cancer care to patients in a convenient local setting close to home. For centers under health system partnerships, the Company and its health system partners share in the capital investment cost and profitability of the operations based on their respective ownership interests. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and direct patient care services business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy and direct patient care services businesses, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and direct patient care services businesses, the risk of expanding within or into new markets, the risk that the continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three-month periods ended March 31, 2025, June 30, 2025, September 30, 2025 and the Annual Report on Form 10-K for the year ended December 31, 2024.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, interest income, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net (loss) income before interest expense, interest income, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, bargain purchase gain, net, and loss on write down of impaired assets and associated removal costs.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts

American Shared Hospital Services
Ray Stachowiak, Executive Chairman
rstachowiak@ashs.com

Investor Relations

Kirin Smith, President
PCG Advisory, Inc.
ksmith@pcgadvisory.com

American Shared Hospital Services
Condensed Consolidated Statements of Operations

	Summary of Operations Data
		(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,

	2025	2024	2025	2024
Revenues	$7,728,000	$9,069,000	$28,082,000	$28,340,000
Costs of revenue	6,822,000	5,865,000	23,018,000	19,155,000
Gross margin	906,000	3,204,000	5,064,000	9,185,000
Loss on write down of impaired assets and associated removal costs	-	2,896,000	-	3,084,000
Selling and administrative expense	1,986,000	1,709,000	7,078,000	7,407,000
Interest expense	321,000	429,000	1,574,000	1,499,000
Operating loss	(1,401,000)	(1,830,000)	(3,588,000)	(2,805,000)
Bargain purchase gain RI Acquisition, net	-	(148,000)	-	3,794,000
Interest and other income	196,000	36,000	368,000	248,000
(Loss) income before income taxes	(1,205,000)	(1,942,000)	(3,220,000)	1,237,000
Income tax benefit	(197,000)	(71,000)	(493,000)	(295,000)
Net (loss) income	(1,008,000)	(1,871,000)	(2,727,000)	1,532,000
Less: Net loss attributable to non-controlling interest	377,000	563,000	1,174,000	654,000
Net (loss) income attributable to American Shared Hospital Services	$(631,000)	$(1,308,000)	$(1,553,000)	$2,186,000

(Loss) earnings per common share:
Basic	$(0.09)	$(0.20)	$(0.23)	$0.34
Diluted	$(0.09)	$(0.20)	$(0.23)	$0.33

Weighted Average Shares Outstanding:
Basic	6,685,000	6,542,000	6,616,000	6,497,000
Diluted	6,685,000	6,542,000	6,616,000	6,703,000

American Shared Hospital Services
Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	12/31/2025	12/31/2024
Cash, cash equivalents and restricted cash	$3,712,000	$11,275,000
Current assets	$17,720,000	$26,258,000
Total assets	$55,479,000	$60,197,000

Current liabilities	$23,444,000	$10,405,000
Shareholders' equity, excluding non-controlling interests	$24,034,000	$25,183,000

Outstanding shares	6,575,000	6,420,000

American Shared Hospital Services
Adjusted EBITDA

		Reconciliation of GAAP to Non-GAAP Adjusted Results
			(Unaudited)

		Three months ended December 31,		Twelve months ended December 31,
		2025	2024	2025	2024
Net (loss) income		$(631,000)	$(1,308,000)	$(1,553,000)	$2,186,000
Plus (less):	Income tax benefit	(197,000)	(71,000)	(493,000)	(295,000)
	Interest expense	321,000	429,000	1,574,000	1,499,000
	Interest income	(28,000)	(95,000)	(185,000)	(342,000)
	Depreciation and amortization expense	1,303,000	1,673,000	5,714,000	6,174,000
	Stock-based compensation expense	100,000	88,000	404,000	373,000
	Bargain purchase gain, net	-	148,000	-	(3,794,000)
	Loss on write down of impaired assets and associated removal costs	-	2,896,000	-	3,084,000
Adjusted EBITDA		$868,000	$3,760,000	$5,461,000	$8,885,000